SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated December 9, 2021 between
TRUEMARK INVESTMENTS, LLC
and
RIVERNORTH CAPITAL MANAGEMENT, LLC
and
LISTED FUNDS TRUST

For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate in accordance with the following fee schedule:

Fund	Rate
RiverNorth Patriot ETF	0.60% based on the daily net assets of the Fund
RiverNorth Enhanced Pre-Merger SPAC ETF	75% of the Net Profits (described below)
Regarding the RiverNorth Enhanced Pre-Merger SPAC ETF, the Sub-Adviser shall be entitled to receive the following fees for services rendered pursuant to this Agreement:
1. Sub-Adviser Fees.
a. Sub-Adviser Management Fee: 75% of the Net Profits (hereinafter defined) derived by the Adviser from the Fund.
b. Payment. Payment of Sub-Adviser’s fees shall be made as follows: Sub-Adviser Management Fee shall be paid from Net Profits as determined by the Adviser upon a monthly basis within ten (10) business days following the Adviser’s receipt of the Adviser’s Fee. Each payment shall be accompanied by an accounting containing the gross advisory fee on which the amount of such payment was based and, in reasonable detail, the expenses deducted therefrom. For the avoidance of confusion, it is understood and agreed that such payment is contingent on Adviser receiving the advisory fee from the Fund.
2. Definitions. For purposes hereof the following terms shall have the following meaning:
a. “Adviser’s Fee” means the Fund’s management fee as stated in the Fund’s prospectus from time to time (currently 0.89% of AUM),
b. “Net Profit” for any fiscal period, (A) the total Adviser’s Fees received by the Adviser from the Fund during that period, less (B) the cumulative direct expenses incurred or paid by the Adviser during that period in relation to the Fund as provided for in the Fund’s Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 19th day of July, 2022.

TRUEMARK INVESTMENTS, LLC By: /s/ Michael N. Loukas Name: Michael N. Loukas Title: Chief Executive Officer
RIVERNORTH CAPITAL MANAGEMENT, LLC By: /s/ Patrick W. Galley Name: Patrick W. Galley Title: Chief Executive Officer
LISTED FUNDS TRUST By: /s/ Kent Barnes Name: Kent P. Barnes Title: Secretary